Exhibit 99.1

Company Contact:	Edwin Lewis
President & Co-CEO
(310) 460-0245

FOR IMMEDIATE RELEASE

MOSSIMO, INC. REPORTS FIRST QUARTER FISCAL 2006 RESULTS

Santa Monica, California, May 22, 2006—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the first quarter ended March 31, 2006.

In connection with its negotiations with Iconix Brand Group, Inc. (NASDAQ: ICON), the Company amended and restated its license agreement with Target to extend  the term through January 31, 2010 and transferred certain expenses associated with the license to Target. In exchange Target received a one time non-refundable rebate of $6 million in royalties earned to date for contract year 2006 and a reduction of 40 basis points in the royalties for contract years 2007 and beyond.    The Company may charge Target for certain expenses incurred in contract year 2006, up to the amount of the rebate.

Mossimo, Inc. reported first quarter 2006 total net revenues were $4.9 million compared to $8.7 million for the same period last year. The Company reported a first quarter net loss of $1.17 million, which included a non-recurring charge of $6 million, compared to net earnings of $1.8 million for the same period last year. Including the charge, first quarter 2006 diluted loss per share was $0.07 compared to diluted earnings per share of $0.12 for the same period last year.

Edwin Lewis, President and Co-Chief Executive Officer stated, “We were pleased with the pace of our business during the quarter, as we registered meaningful gains in our both men’s and women’s business at Target. With regard to Modern Amusement, we experienced better full-price selling compared to a year ago, and while there is still work to be done, we are encouraged by our recent progress.”

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boys’ and girls’ apparel, footwear, and other fashion accessories such as jewelry, watches, handbags and belts.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward-looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target stores, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing. Forward-looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods. More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the Securities and Exchange Commission.

(Tables to Follow)

MOSSIMO, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,273	$19,658
Restricted cash	732	726
Accounts receivable, net	10,296	4,372
Merchandise inventory	122	101
Deferred income taxes	5,290	4,004
Prepaid expenses and other current assets	481	388
Total current assets	34,194	29,249

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	867	893

DEFERRED INCOME TAXES	1,622	1,923

TRADENAME	87	90

OTHER ASSETS	43	79
	$36,813	$32,234

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,628	$884
Accrued liabilities	7,014	503
Accrued commissions	1,081	388
Accrued bonuses	787	3,458
Total current liabilities	10,510	5,233

DEFERRED RENT	124	128
Total liabilities	10,634	5,361

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,908,775 at March 31, 2006 and and 15,828,754 at December 31, 2005	15	15
Additional paid-in capital	40,702	40,222
Accumulated deficit	(14,538)	(13,364)
Net stockholders’ equity	26,179	26,873
	$36,813	$32,234

MOSSIMO, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the Three Months
	March 31,
	2006	2005

Revenue from license royalties and design service fees	$2,561	$7,354

Product sales	2,378	1,310

Total revenues	4,939	8,664

Operating expenses:
Cost of product sales	1,297	1,038
Selling, general and administrative	5,778	4,575
Total operating expenses	7,075	5,613

Operating earnings (loss)	(2,136)	3,051

Interest income	194	30
Earnings (loss) before income taxes	(1,942)	3,081

Income taxes	(768)	1,260

Net earnings (loss)	$(1,174)	$1,821

Net earnings (loss) per common share:
Basic	$(0.07)	$0.12
Diluted	$(0.07)	$0.12
Weighted average common shares outstanding:
Basic	15,889	15,738
Diluted	15,889	15,757